Exhibit 99.1

Worldspan Reports Third Quarter 2004 Results

Third Quarter
Revenue	$233.8 million
Operating Profit	$24.9 million

ATLANTA, November 8, 2004 — Worldspan, L.P. today reported financial results for the third quarter ended September 30, 2004.  The Company reported revenue of $233.8 million and net income of $9.8 million.

“We had another strong quarter with net income increasing by 55% as we continue to build on the momentum created from our strategic and transformational initiatives,” said Rakesh Gangwal, chairman, president and chief executive officer.  “Worldspan’s employees are proud of their achievements as they continue to deliver technology products that make it easier for our customers to conduct their business.”

FINANCIAL HIGHLIGHTS

Third Quarter 2004

Revenue:  Third quarter revenue was $233.8 million, an increase of $4.3 million or 1.9%, from revenue of $229.5 million in the third quarter 2003.  Electronic travel distribution revenue grew $5.0 million or 2.4% primarily as a result of an 8.3% increase in online transactions.  IT Services revenue decreased by $0.7 million during the third quarter 2004 over third quarter 2003 primarily as a result of a decline in cost and cost plus revenue under the Founding Airline Services Agreements (FASAs).

Operating Profit:  Third quarter 2004 operating profit was $24.9 million, an increase of $8.4 million or 50.7%, from an operating profit of $16.5 million in the third quarter of 2003.  This change resulted primarily from increased revenue and lower technology and employee costs, offset partially by higher inducements paid to travel agencies.

Net Income:  Third quarter net income was $9.8 million compared to a net income of $6.4 million in the same period last year.  The increase of $3.4 million is primarily attributable to higher operating profit.

Global Transactions:  Worldspan’s global transaction volumes increased 0.4% in the third quarter of 2004 compared to the third quarter of 2003.  Transactions in the online channel grew 8.3% on a year-over-year basis, while traditional agency transactions decreased by 6.8% in the third quarter 2004 compared to the third quarter of 2003.

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Worldspan, L.P.

Condensed Consolidated Statements of Income

(unaudited, in thousands)

	Three months ended September 30,			Nine months ended September 30,
	2004	2003	Change	2004	2003	Change

Revenue:
Electronic travel distribution	$217,937	$212,916	2.4%	$682,963	$627,849	8.8%
Information technology services	15,851	16,598	(4.5)%	48,159	69,137	(30.3)%
Total revenue	233,788	229,514	1.9%	731,122	696,986	4.9%

Operating expenses	208,869	212,977	(1.9)%	647,699	630,946	2.7%
Operating profit	24,919	16,537	50.7%	83,423	66,040	26.3%

Other (expense) income, net:
Interest expense, net	(10,104)	(10,319)	(2.1)%	(30,758)	(12,674)	—
Other, net	(1,285)	240	—	(1,167)	(18,350)	—

Income before income taxes	13,530	6,458	109.5%	51,498	35,016	47.1%

Income tax expense	3,685	87	—	3,987	231	—

Net income	$9,845	$6,371	54.5%	$47,511	$34,785	36.6%

Note:  The Company was acquired on June 30, 2003.  Results for the three and nine months ended September 30, 2004 and three months ended September 30, 2003, represent the Successor basis.  Results for the six months ended June 30, 2003, represent the Predecessor basis.

Worldspan, L.P.

Transactions Summary

(in millions)

	Third Quarter			Year-to-Date
	2004	2003	Change	2004	2003	Change

Total Transactions	50.5	50.3	0.4%	157.9	149.4	5.7%

Geographic:
North America	40.4	40.5	(0.2)%	125.1	119.5	4.7%
Rest of World	10.1	9.8	3.1%	32.8	29.9	9.7%

Channel:
Traditional	24.5	26.3	(6.8)%	79.7	81.1	(1.7)%
Online	26.0	24.0	8.3%	78.2	68.3	14.5%

Air / Non-Air:
Air	45.1	45.3	(0.4)%	142.7	135.4	5.4%
Non-Air	5.4	5.0	8.0%	15.2	14.0	8.6%

Conference Call/Webcast

Worldspan will host a conference call discussing its third quarter 2004 results on November 8, 2004, at 11:00 a.m. EST, which will be Webcast on the Company’s Web site at www.worldspan.com on the investor relations tab.  Please note that a replay of the Earnings Conference Call Webcast will be available online for 10 days from the date of the call.

About Worldspan

Worldspan is a leader in travel technology services for travel suppliers, travel agencies,

e-commerce sites and corporations worldwide.  Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base.  Worldspan offers industry-leading Fares and Pricing technology such as Worldspan

e-Pricing®, hosting solutions, and customized travel products.  Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE.  Worldspan is headquartered in Atlanta, Georgia.  Additional information is available at worldspan.com.

Statements in this release and the exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this report was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; and other changes or events which impact the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Forms 10-Q, Forms 8-K, and Form S-1 Registration Statement.

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CONTACT:  Carla Harris, Worldspan, 770-563-7459, e-mail:  carla.harris@worldspan.com